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Exhibit 99.3

    CUTTER & BUCK®

NEWS RELEASE	CONTACT: (206) 622-4191 Harvey Jones, CEO Marty Marks, President

Cutter & Buck Reports Fourth Quarter and Fiscal Year 2001 Results

SEATTLE, WA—June 21, 2001—Cutter & Buck Inc. (Nasdaq: CBUK) today reported sales and earnings for its fourth quarter and fiscal year ended April 30, 2001.

Fourth Quarter Results:

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  Net sales decreased 1.8% to $53.6 million, compared to $54.6 million for the same quarter last year

  •
  Gross margins were 35.1%, compared to 44.6% in last year's fourth quarter

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  Net income was $292 thousand, compared to net income of $5.8 million in the same quarter last year

  •
  Net income per diluted share was $0.03 compared to net income per diluted share of $0.55 last fourth quarter

Fiscal Year 2001 Results:

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  Net sales increased 12.2% to $171.1 million, compared to $152.5 million in fiscal year 2000

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  Gross margins were 41.9%, compared to 44.3% in fiscal year 2000

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  Net income decreased 65.2% to $3.7 million from $10.6 million in fiscal year 2000

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  Net income per diluted share was $0.35, compared to $1.06 last fiscal year

    "As indicated in our prior release, we had expected better performance in our fourth quarter and fiscal year and are disappointed with our results," stated Harvey Jones, Chairman & CEO. "During the fourth quarter, corporate sales declined 27.5% compared to a year ago, as a result of the continued slowdown in the U.S. economy. Sales in our golf channel grew 6.1% compared to the same quarter last year. While we were pleased to see growth in this channel, we did not achieve our internal sales goal, as cold winter and spring weather delayed some course openings and had a negative impact on the number of golf rounds played year to date. Our specialty retail channel posted a 25.4% increase over the fourth quarter a year ago as our Spring fashion collections were well received by our specialty and department store customers."

    "We had some successes during the year" added Jones. "Our new warehouse management system delivered excellent shipping performance and operating leverage. Sales in our specialty and department store channel performed nicely throughout the year, and we believe this success reflects the acceptance of Cutter & Buck as a fashion sportswear brand. We also signed a three year sponsorship agreement with Annika Sorenstam, one of the best female golfers on the LPGA tour, and expect the relationship to strengthen our position in the women's golf business."

    "We have built an operating plan for fiscal year 2002 based on our expectation that the slow economic conditions will continue," added Marty Marks, President & COO. "The economic downturn hit while we were investing for growth, so our cost structure became too high for our recent sales level. While we have reduced costs to preserve our profitability, we are continuing to invest strategically in areas designed to provide long-term growth for the company. During fiscal 2002, we are committed to generating positive free cash flow (operating cash flow less capital expenditures) and a profit for the year. We will also continue to build our new businesses that we believe will provide long-term growth, including company-owned retail stores, women's, and e-business."

    "Based on the assumption that the economy remains at approximately its current level, our fiscal year 2002 operating plan reflects flat to very modest sales growth, while emphasizing strategic initiatives designed to position the company to take advantage of future opportunities when the economy recovers," added Marks. "In fiscal year 2002:

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  We plan to achieve positive free cash flow during the year by effectively managing working capital and reducing capital expenditures from $11 million in fiscal year 2001 to approximately $4 million in fiscal year 2002. We will significantly slow the rate at which we add new company-owned retail stores.

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  We have reduced inventory purchases to achieve faster turns in the back half of the year. For our classics inventory, we are choosing to carry a higher inventory for the first half of the year in order to maintain our excellent relationships with our partner factories.

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  We are controlling the growth of fixed expenses. We have reduced headcount through a combination of layoffs and attrition, and have made targeted cut backs in discretionary spending. However, we are choosing to continue to develop our new businesses in women's, company-owned retail stores, and e-business, even though this will cause our operating expense to be somewhat higher than fiscal 2001 levels.

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  We have instituted programs aimed at gaining market share in all of our core businesses.

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  We will maintain the integrity of our distribution channels and brand image."

    "We are very pleased with our company-owned retail stores but will take a strategic pause in our expansion plans during fiscal year 2002 to concentrate on asset management. Our management team is committed to our long-term business strategy. We believe strongly that our recent investments in infrastructure and new businesses will position us for strong growth when the economic uncertainty subsides," concluded Jones.

Earnings Outlook:

    For fiscal year 2002 the company expects annual earnings per share in the range of $0.31 to $0.38 driven by flat to high-single digit revenue growth and a 50 to 100 basis point improvement in gross margins, due to our higher margin consumer direct business accounting for a larger portion of total sales.

    Cutter & Buck's FY 2001 fourth quarter conference call to discuss earnings results and the business outlook for fiscal year 2002 will be held today at 4:30 p.m. EDT, and is available live and on-demand at www.cutterbuck.com.

    Statements made in this news release that are not historical facts are forward-looking information. Actual results may differ materially from those projected in any forward-looking information. Specifically, there are a number of important factors that could cause actual results to differ materially from those anticipated by any forward-looking information. Those factors include, but are not limited to, style changes and product acceptance, relations with and performance of suppliers and independent sales representatives, the ability of the Company to control costs and expenses, the ability of the Company to carry out successful design and planned product and brand messaging/extension activities and to penetrate its chosen distribution channels, competition, access to capital, foreign currency risks, risks associated with opening and operating retail locations, the efficacy of the warehouse management system as it relates to the Company's operations, technological change, political and trade relations and general economic conditions particularly in the U.S. and Europe. Additional information on these and other factors, which could affect the Company's financial results, are included in its Securities and Exchange Commission filings. Finally, there may be other factors not mentioned above or included in the Company's SEC filings that may cause actual results to differ materially from any forward-looking information.

    Cutter and Buck designs and markets upscale sportswear and outerwear under the Cutter & Buck brand. The Company is committed to achieving commercial success in a way that respects people, communities and the environment. The Company sells its products primarily through golf pro shops and resorts, corporate sales accounts and better specialty stores. Cutter & Buck products feature distinctive, comfortable designs, high quality materials and manufacturing and rich detailing.

FINANCIAL HIGHLIGHTS
($ in thousands, except per share data)

	Three months ended April 30,		Twelve months ended April 30,
Condensed Consolidated Statements of Income
	2001	2000	2001	2000
Net sales	$53,596	$54,587	$171,068	$152,453
Total cost of goods sold	34,792	30,245	99,389	84,943

Gross profit	18,804	24,342	71,679	67,510
Operating expenses
Design and production	1,090	933	4,094	3,465
Selling and shipping	12,828	11,326	46,725	35,992
General and administrative	4,007	3,053	14,124	11,273

Total operating expenses	17,925	15,312	64,943	50,730

Operating income	879	9,030	6,736	16,780
Other income (expense)	(408)	22	(764)	(172)

Income before income taxes	471	9,052	5,972	16,608
Income taxes	179	3,259	2,271	5,979

Net income	$292	$5,793	$3,701	$10,629

Basic earnings per share	$0.03	$0.56	$0.35	$1.08

Diluted earnings per share	$0.03	$0.55	$0.35	$1.06

Shares used in computation of:
Basic earnings per share	10,489	10,345	10,448	9,839
Diluted earnings per share	10,517	10,445	10,526	10,021
Condensed Consolidated Balance Sheets	April 30, 2001	April 30, 2000
Current Assets:
Cash and cash equivalents	$8,073	$7,367
Accounts receivable	48,518	50,463
Inventories	53,553	36,740
Other current assets	7,997	5,698

Total current assets	118,141	100,268
Furniture and equipment, net	23,192	17,813
Other assets	1,620	711

Total assets	$142,953	$118,792

Liabilities & Stockholders' Equity
Current Liabilities:
Short-term borrowings	$18,732	$3,037
Accounts payable	12,886	12,086
Accrued liabilities and other liabilities	4,396	6,625
Current portion of long-term debt	2,737	1,419

Total current liabilities	38,751	23,167
Long-term debt, net of current portion, and other liabilities	10,937	6,718
Total shareholders' equity	93,265	88,907

Total liabilities & shareholders' equity	$142,953	$118,792

SUMMARY OF SPRING BOOKINGS (in thousands)

	Spring 2001 FY 2001	Spring 2000 FY 2000	Percentage Change	Difference
	(as of 5/30/01)	(as of 5/30/00)
GOLF	$33,316	$35,094	-5.1%	$(1,778)
SPECIALTY STORE	12,950	9,777	32.5%	3,173
CORPORATE ACCOUNTS	31,497	33,466	-5.9%	(1,969)
OTHER	11,466	4,369	162.4%	7,097

TOTAL DOMESTIC SPRING BOOKINGS	89,229	82,706	7.9%	6,523
TOTAL INTERNATIONAL SPRING BOOKINGS	5,715	6,987	-18.2%	(1,272)

TOTAL SPRING BOOKINGS	$94,944	$89,693	5.9%	$5,251

SUMMARY OF FALL BOOKINGS (in thousands)

	Fall 2001 FY 2001	Fall 2000 FY 2000	Percentage Change	Difference
	(as of 5/30/01)	(as of 5/30/00)
GOLF	$23,291	$24,329	-4.3%	$(1,038)
SPECIALTY STORE	11,678	9,438	23.7%	2,240
CORPORATE ACCOUNTS	10,356	11,560	-10.4%	(1,204)
OTHER	1,589	1,301	22.1%	288

TOTAL DOMESTIC FALL BOOKINGS	46,914	46,628	0.6%	286
TOTAL INTERNATIONAL FALL BOOKINGS	3,245	3,324	-2.4%	(79)

TOTAL FALL BOOKINGS	$50,159	$49,952	0.4%	$207

SUMMARY OF NET SALES INVOICED—THREE MONTHS ENDED APRIL 30 (in thousands)

	FY 2001	FY 2000	Percentage Change	Difference
GOLF	$20,929	$19,729	6.1%	$1,200
SPECIALTY STORE	5,907	4,711	25.4%	1,196
CORPORATE ACCOUNTS	16,020	22,088	-27.5%	(6,068)
OTHER	6,861	3,694	85.7%	3,167

TOTAL DOMESTIC NET SALES	49,717	50,222	-1.0%	(505)
TOTAL INTERNATIONAL NET SALES	3,879	4,365	-11.1%	(486)

TOTAL NET SALES	$53,596	$54,587	-1.8%	$(991)

SUMMARY OF NET SALES INVOICED—TWELVE MONTHS ENDED APRIL 30 (in thousands)

	FY 2001	FY 2000	Percentage Change	Difference
GOLF	$56,366	$59,053	-4.6%	$(2,687)
SPECIALTY STORE	23,178	16,073	44.2%	7,105
CORPORATE ACCOUNTS	62,086	56,369	10.1%	5,717
OTHER	18,437	10,164	81.4%	8,273

TOTAL DOMESTIC NET SALES	160,067	141,659	13.0%	18,408
TOTAL INTERNATIONAL NET SALES	11,001	10,794	1.9%	207

TOTAL NET SALES	$171,068	$152,453	12.2%	$18,615

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  Exhibit 99.3
Cutter & Buck Reports Fourth Quarter and Fiscal Year 2001 Results
FINANCIAL HIGHLIGHTS ($ in thousands, except per share data)
SUMMARY OF SPRING BOOKINGS (in thousands)
SUMMARY OF FALL BOOKINGS (in thousands)
SUMMARY OF NET SALES INVOICED—THREE MONTHS ENDED APRIL 30 (in thousands)
SUMMARY OF NET SALES INVOICED—TWELVE MONTHS ENDED APRIL 30 (in thousands)